Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of our report dated January 6, 2014, relating to the balance sheet of Hennessy Capital Acquisition Corp. (a corporation in the development stage) as of December 31, 2013, and the related statements of operations, stockholder’s equity and cash flows for the period from September 24, 2013 (inception) to December 31, 2013, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

New York, New York
January 16, 2014